Exhibit 99.1
Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Appoints Gregory McCray to Board of Directors

St. Louis, Missouri – February 2, 2022 - Belden Inc. (NYSE: BDC), a leading global supplier of specialty networking solutions, announced that with immediate effect, it has appointed Gregory McCray as a Director and member of the Finance Committee and Nominating and Corporate Governance Committee.

Mr. McCray brings over 30 years of experience in the communications technology industry, and currently serves as CEO of FDH Infrastructure Services LLC. His previous experience includes CEO roles at Access/Google Fiber, Aero Communications, Inc., Antenova Limited, and PipingHot Networks. He held previous managerial and engineering roles at Lucent Technologies, AT&T, Bell Laboratories, and IBM.

Roel Vestjens, President and CEO of Belden Inc., said, “We are excited to welcome Gregory McCray to Belden’s Board of Directors. His impressive executive leadership experience will provide enormous value to Belden.”

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial and enterprise markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of audio, video and data needed for today's applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North America, Europe, Asia, and Africa. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com